Exhibit 23.4

Consent of Independent Valuation Advisor

We hereby consent to (1) the reference to our name (including under the heading “Experts”) and the description of our role under the headings “Net Asset Value Calculation and Valuation Guidelines—Our Independent Valuation Advisor” and “Net Asset Value Calculation and Valuation Guidelines—Valuation of Properties” in Post-Effective Amendment No. 6 to the Registration Statement on Form S-11 (Commission File No. 333-208751) of RREEF Property Trust, Inc. (the “Company”), to be filed on the date hereof, and in the prospectus to be included therein (the “Prospectus”), and (2) the disclosure on page 8 of Supplement No. 1 to the Prospectus, to be included in Post-Effective Amendment No. 6, that the amounts presented under “Our Real Estate and Real Estate Equity Securities Portfolio—Real Estate Investment Portfolio—Valuation of Properties” represent the estimated market values of the Company’s real properties as of the date presented; and (3) the reference to our name under the heading “Experts” on page 19 of Supplement No. 1 to the Prospectus to be filed on the date hereof.

/s/ Altus Group U.S. Inc.
Altus Group U.S. Inc.
New York, New York

April 13, 2017